ROCHDALE EMERGING MARKETS (MAURITIUS)

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT made and effective as of the 28th day of March, 2013, by and between ROCHDALE EMERGING MARKETS (MAURITIUS) (hereinafter called the “Fund”), a company organized under laws of Mauritius, and ROCHDALE INVESTMENT MANAGEMENT LLC (hereinafter called the “Adviser”), a limited liability company organized under laws of the State of Delaware.

WITNESSETH:

WHEREAS, the Fund is a Mauritius company; and

WHEREAS, the sole shareholder of the Fund is the Emerging Markets Fund series (the “Sole Shareholder”) of CNI Charter Funds, a Delaware statutory trust (the “Trust”), an open-end management investment company registered as such under the Unite States Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is an investment adviser registered with the United States Securities and Exchange Commission; and

WHEREAS, the Fund desires to retain the Adviser to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser is interested in furnishing said advice and service;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Adviser.  The Fund hereby employs the Adviser, and the Adviser hereby accepts such employment, to render investment advice and management services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Fund’s Board of Directors.  Consistent with the 1940 Act and subject to prior approval of the Board of Directors, the Adviser may retain one or more investment management organizations (“Sub-advisers”) to make specific investment decisions and to execute all portfolio transactions with respect to all or a portion of the assets of the Fund.  The Adviser may allocate portions of the Fund’s assets among such Sub-adviser(s).  The Adviser shall monitor the performance of such Sub-adviser(s) and shall have the authority to allocate and reallocate assets among Sub-advisers and to recommend the employment or termination of a particular Sub-adviser, as the Adviser may deem advisable.  The investment advisory fee payable to any Sub-adviser retained by the Adviser under this paragraph 1 shall be paid by the Adviser and not the Fund.

2. Duties of Adviser.  The Adviser shall act as investment manager to the Fund and shall supervise investments of the Fund on behalf of the Fund in accordance with the investment objectives, programs and restrictions of the Sole Shareholder as provided in the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust, By-Laws, Prospectus, and Statement of Additional Information.  Without limiting the generality of the foregoing, the Adviser shall:  (i) retain, recommend employment and termination of, and monitor the performance of Sub-advisers pursuant to Section 1 of this Agreement, subject to the ultimate supervision and oversight of the Fund’s Board of Directors; (ii) furnish the Fund and the Sole Shareholder with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Board of Directors or Sole Shareholder may reasonably request; (iii) upon request of the Board of Directors, provide persons satisfactory to the Board of  Directors to act as officers of the Fund, but not including personnel to provide administrative services to the Fund; and (iv) render to the Board of Directors and Sole Shareholder such periodic and special reports with respect to the  Fund’s investment activities as the Board may reasonably request.

3.  Best Efforts and Judgment.  The Adviser shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

4.  Independent Contractor.  The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Sole Shareholder or the Fund in any way, or in any way be deemed an agent for the Sole Shareholder or for the Fund.  It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

5.  Adviser’s Personnel.  The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be reasonably necessary to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser or the Board of Directors may desire and reasonably request.

6.  Reports by Fund to Adviser.  The Fund will furnish (or cause to be furnished) to the Adviser detailed statements of its investments and assets as the Adviser may reasonably request, and information as to its investment objective or objectives and needs, and will make available to the Adviser such financial reports, proxy statements, legal and other information relating to its investments as may be in its possession or available to it, together with such other information as the Adviser may reasonably request.

7.  Expenses.

(a)  With respect to the operation of the Fund, the Adviser is responsible for (i) the compensation of any of the Fund’s Directors, officers, and employees who are affiliates of the Adviser (but not the compensation of employees performing services in connection with expenses which are the Fund’s responsibility under Subparagraph 7(b) below) and (ii) providing office space and equipment reasonably necessary for the operation of the Fund.

(b)  The Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in paragraphs 1 and subparagraph 7(a) above, including but not limited to:  fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of each Fund’s shareholders and the Board of Directors that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Board of Directors or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to the Sole Shareholder; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund (including, without limitation, fund accounting and administration agents), if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)  To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses.  To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund to the extent of the Adviser’s actual costs for providing such services.

8.  Investment Advisory and Management Fee.

(a)  The Fund shall not pay to the Adviser any compensation for the investment management and advisory services furnished or provided to the Fund pursuant to this Agreement.

(b)  The Adviser voluntarily may reduce any portion of the reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement.  Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future reimbursement due to the Adviser hereunder or to continue future payments.  Any such reduction will be agreed upon prior to accrual of the related expense and will be estimated daily.  Any Fund expense paid by the Adviser voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the Fund to the Adviser in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law and only if such reimbursements by the Fund (i) are requested by the Adviser, (ii) are approved by the Fund’s Board of Directors, and (iii) can be achieved within the Fund’s then current expense limits, if any, for that succeeding first, second, or third fiscal year as the case may be; provided that such reimbursements shall only be paid after the Fund’s current expenses of the fiscal year have been paid and if such reimbursements do not require the Adviser to pay current Fund expenses.

(c)  The Adviser may agree not to require payment of any portion of the reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such reimbursement has accrued as a liability of the Fund.  Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

9.  Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

10.  Conflicts with Fund’s Governing Documents and Applicable Laws.  Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Certificate of Incorporation or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

11.  Adviser’s Liabilities.

(a)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to the Sole Shareholder for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset or instrument by the Fund.

(b)  The Fund shall indemnify and hold harmless the Adviser and the shareholders, members, officers and employees of the Adviser (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expense and reasonable legal fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement, provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties under this Agreement.

(c)  No provision of this Agreement shall be construed to protect any Director or officer of the Fund, or officer of the Adviser, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

12.  Non-Exclusivity.  The Fund’s employment of the Adviser is not an exclusive arrangement, and the Fund may from time to time employ other individuals or entities to furnish it with the services provided for herein.

13.  Term.  This Agreement shall become effective as of the date of this Agreement, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect after such initial two-year period for additional periods not exceeding one (1) year so long as such continuation is approved with at least annually by (i) the Board of Trustees of the Trust on behalf of the Sole Shareholder or by the vote of a majority of the outstanding voting securities of the Sole Shareholder and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

14.  Termination.  This Agreement may be terminated by the Trust on behalf of the Sole Shareholder, without payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Sole Shareholder, upon sixty (60) days’ prior written notice to the Adviser, and by the Adviser upon sixty (60) days’ prior written notice to the Fund.

15.  Termination by Assignment.  This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act.

16.  Assignment.  This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Sole Shareholder.

17.  Confidentiality.  The Adviser agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

18.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

19.  Definitions.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

20.  Notice of Declaration of Trust.  The Adviser agrees that the Fund’s obligations under this Agreement shall be limited to the Fund and its assets, and that the Adviser shall not seek satisfaction of any such obligation from the Sole Shareholder nor from any Director, officer, employee or agent of the Sole Shareholder or the Fund.

21.  Names.  The Fund and the Adviser acknowledge and agree that the name “CNI Charter Funds” is the property of City National Bank.

22.  Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

ROCHDALE EMERGING MARKETS (MAURITIUS)		ROCHDALE INVESTMENT MANAGEMENT LLC

By:	/s/ Anthony Sozio	By:	/s/ Garrett D’Alessandro
Name:	Anthony Sozio	Name:	Garrett D’Alessandro
Title:	Assistant Secretary	Title:	President

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